Exhibit 99.1
PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Reports Fiscal 2022 Second Quarter
Financial Results; Reaffirms Revenue Guidance;
Revises Gross Margin and Adjusted EPS Guidance
Fiscal 2022 Second Quarter Highlights
•	Net sales of $78.3 million increased 7.6% compared to the prior-year quarter
•	Med Tech growth of 36.4% and Med Device growth of 0.8% year over year
•	Gross margin of 51.8% declined 340 basis points year over year
•	GAAP loss per share of $0.21, and adjusted loss per share of $0.02
•	The Company commenced full market release of its AlphaVac Mechanical Thrombectomy device subsequent to quarter end

Latham, New York, January 6, 2022 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the second quarter of fiscal year 2022, which ended November 30, 2021.

“We are pleased with our continued strong revenue growth as our team navigates this dynamic macro environment and manages through persistent COVID headwinds,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics. “Revenue growth this quarter was driven by our Med Tech platforms, particularly our atherectomy and thrombectomy portfolios. The ongoing disruptions from the COVID pandemic and resulting labor and supply chain headwinds led to a $4.0 million backlog at quarter end, impacting our gross margin and earnings. We have implemented measures to address these challenges. Our solid revenue growth and this backlog illustrate the strong demand for our products in the marketplace, and, despite these challenges, we remain firmly in investment mode. I am confident in our team’s ability to sustain the growth of our portfolio over time as we execute on our strategic plan to transform the company through investment in key growth technologies like our AlphaVac F22 mechanical thrombectomy system, which entered full market release in early December.”

Second Quarter 2022 Financial Results

Net sales for the second quarter of fiscal 2022 were $78.3 million, an increase of 7.6% compared to the prior-year quarter.

Foreign currency translation did not have a significant impact on the Company’s sales in the quarter.

Med Tech net sales were $18.9 million, a 36.4% increase from $13.8 million in the prior year period, while Med Device net sales were $59.4 million, an increase of 0.8% compared to $58.9 million in the prior year period. Med Tech includes the Auryon Peripheral Atherectomy platform, thrombectomy and the NanoKnife irreversible electroporation platform. The Company’s performance during the quarter was particularly impacted by increasing supply chain constraints, as well as headwinds driven by lower procedural volumes that impacted some of the Company’s product lines. Hospitals faced meaningful staffing challenges during the quarter, in addition to increased COVID-related restrictions.

•
Endovascular Therapies (formerly Vascular Interventions and Therapies) net sales were $39.7 million, an increase of 17.0%, compared to $33.9 million a year ago. Growth was driven by strength in our atherectomy and thrombectomy portfolios relative to the prior-year period. Auryon sales during the quarter were $6.3 million, as the Company continued to see sequential sales growth of this platform.

•
Oncology net sales were $13.6 million, a decrease of 9.3%, compared to $14.9  million in the prior-year period. The year-over-year decline was largely due to lower capital sales, partially offset by increased sales of disposables.

•	Vascular Access net sales were $25.1 million, an increase of 4.8%, compared to $23.9 million a year ago.

U.S. net sales in the second quarter of fiscal 2022 were $65.4 million, an increase of 7.7% from $60.7 million a year ago. International net sales were $12.9 million, an increase of 7.0%, compared to $12.1 million a year ago.

Gross margin for the second quarter of fiscal 2022 was 51.8%, a decrease of 340 basis points compared to the second quarter of fiscal 2021. During the quarter, gross margin was negatively impacted by macro forces including labor shortages and under absorption of fixed costs as well as increased expense for raw materials, labor, and freight. Gross margins were also impacted by startup costs related to Auryon and AlphaVac.

The Company recorded a net loss of $8.4 million, or a loss per share of $0.21, in the second quarter of fiscal 2022. This compares to a net loss of $4.3 million, or a loss per share of $0.11, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss for the second quarter of fiscal 2022 was $0.9 million, and adjusted loss per share was $0.02, compared to adjusted net income in the prior-year period of $0.6 million and adjusted earnings per share of $0.01.

Adjusted EBITDA in the second quarter of fiscal 2022, excluding the items shown in the reconciliation table below, was $4.4 million, compared to $5.2 million in the second quarter of fiscal 2021.

In the second quarter of fiscal 2022, the Company generated $1.9 million in operating cash, had capital expenditures of $1.1 million and additions to Auryon placement and evaluation units of $2.7 million. As of November 30, 2021, the Company had $34.3 million in cash and cash equivalents compared to $35.5 million in cash and cash equivalents on August 31, 2021. The Company had debt outstanding of $25.0 million on November 30, 2021, compared to $25.0 million on August 31, 2021.

Six Months Financial Results

For the six months ended November 30, 2021:

•	Net sales were $155.3 million, an increase of 8.6%, compared to $143.0 million for the same period a year ago.

•	The Company’s net loss was $15.3 million, or a loss of $0.39 per share, compared to a net loss of $8.5 million, or a loss of $0.22 per share, a year ago.

•	Gross margin decreased 110 basis points to 52.0% from 53.1% a year ago.

•
Excluding the items shown in the non-GAAP reconciliation table, below, adjusted net loss was $1.7 million, with adjusted loss per share of $0.04, compared to adjusted net income and adjusted earnings per share of $1.2 million, and $0.03, respectively, a year ago.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $8.0 million, compared to $9.6 million for the same period a year ago.

Reiterating Fiscal Year 2022 Revenue Guidance; Revising Gross Margin and Adjusted EPS Guidance

The Company continues to expect its fiscal year 2022 net sales to be in the range of $310 to $315 million. Gross margin is now expected to be in the range of 52.0% to

54.0%, a decrease from the Company’s prior guidance of 55.0%, as headwinds persist regarding labor shortages and inflationary pressures on raw materials and transportation. Due to the macroeconomic pressures on gross margin, as discussed above, the Company now expects adjusted earnings per share in the range of a loss of $0.02 to a gain of $0.02, below its prior guidance of a range of $0.00 to $0.05.

Conference Call

The Company's management will host a conference call today at 8:00 a.m. ET to discuss its second quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13725681.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Thursday, January 6, 2022, until 11:59 p.m. ET on Thursday, January 13, 2022. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13725681.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products, and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation and labor shortages), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2021. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Nov 30, 2021	Nov 30, 2020	Nov 30, 2021	Nov 30, 2020
	(unaudited)		(unaudited)

Net sales	$78,280	$72,770	$155,251	$142,986
Cost of sales (exclusive of intangible amortization)	37,725	32,596	74,557	67,048
Gross profit	40,555	40,174	80,694	75,938
% of net sales	51.8%	55.2%	52.0%	53.1%

Operating expenses
Research and development	8,199	9,712	15,593	18,721
Sales and marketing	23,606	20,174	48,052	37,879
General and administrative	9,678	9,219	18,621	17,776
Amortization of intangibles	4,889	4,593	9,710	9,546
Change in fair value of contingent consideration	609	184	804	(473)
Acquisition, restructuring and other items, net	2,253	1,128	4,693	2,447
Total operating expenses	49,234	45,010	97,473	85,896
Operating loss	(8,679)	(4,836)	(16,779)	(9,958)
Interest expense, net	(174)	(235)	(330)	(450)
Other income (expense), net	(10)	(102)	(362)	422
Total other expense, net	(184)	(337)	(692)	(28)
Loss before income tax benefit	(8,863)	(5,173)	(17,471)	(9,986)
Income tax benefit	(512)	(905)	(2,148)	(1,450)
Net loss	$(8,351)	$(4,268)	$(15,323)	$(8,536)

Loss per share
Basic	$(0.21)	$(0.11)	$(0.39)	$(0.22)
Diluted	$(0.21)	$(0.11)	$(0.39)	$(0.22)

Weighted average shares outstanding
Basic	39,053	38,327	38,893	38,242
Diluted	39,053	38,327	38,893	38,242

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):

	Three Months Ended		Six Months Ended
	Nov 30, 2021	Nov 30, 2020	Nov 30, 2021	Nov 30, 2020
	(unaudited)		(unaudited)

Net loss	$(8,351)	$(4,268)	$(15,323)	$(8,536)

Amortization of intangibles	4,889	4,593	9,710	9,546
Change in fair value of contingent consideration	609	184	804	(473)
Acquisition, restructuring and other items, net (1)	2,253	1,128	4,693	2,447
Tax effect of non-GAAP items (2)	(256)	(1,073)	(1,627)	(1,803)
Adjusted net income (loss)	$(856)	$564	$(1,743)	$1,181

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended		Six Months Ended
	Nov 30, 2021	Nov 30, 2020	Nov 30, 2021	Nov 30, 2020
	(unaudited)		(unaudited)

Diluted loss per share	$(0.21)	$(0.11)	$(0.39)	$(0.22)

Amortization of intangibles	0.13	0.12	0.25	0.25
Change in fair value of contingent consideration	0.02	—	0.02	(0.01)
Acquisition, restructuring and other items, net (1)	0.05	0.03	0.12	0.06
Tax effect of non-GAAP items (2)	(0.01)	(0.03)	(0.04)	(0.05)
Adjusted diluted earnings (loss) per share	$(0.02)	$0.01	$(0.04)	$0.03

Adjusted diluted sharecount (3)	39,053	38,473	38,893	38,503

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended November 30, 2021 and 2020.

(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	Nov 30, 2021	Nov 30, 2020	Nov 30, 2021	Nov 30, 2020
	(unaudited)		(unaudited)

Net loss	$(8,351)	$(4,268)	$(15,323)	$(8,536)

Income tax benefit	(512)	(905)	(2,148)	(1,450)
Interest expense, net	174	235	330	450
Depreciation and amortization	7,240	6,397	14,199	12,936
Change in fair value of contingent consideration	609	184	804	(473)
Stock based compensation	3,008	2,387	5,437	4,251
Acquisition, restructuring and other items, net (1)	2,253	1,128	4,693	2,447
Adjusted EBITDA	$4,421	$5,158	$7,992	$9,625

Per diluted share:
Adjusted EBITDA	$0.11	$0.13	$0.21	$0.25

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Six Months Ended
	Nov 30, 2021	Nov 30, 2020	% Growth	Currency Impact	Constant Currency Growth	Nov 30, 2021	Nov 30, 2020	% Growth	Currency Impact	Constant Currency Growth
	(unaudited)					(unaudited)
Net Sales
Med Tech	$18,886	$13,849	36.4%			$36,504	$24,335	50.0%
Med Device	59,394	58,921	0.8%			118,747	118,651	0.1%
	$78,280	$72,770	7.6%	0.1%	7.7%	$155,251	$142,986	8.6%	0.4%	9.0%

Net Sales by Product Category
Endovascular Therapies	$39,660	$33,900	17.0%			$77,718	$63,757	21.9%
Vascular Access	25,070	23,930	4.8%			50,026	52,035	(3.9)%
Oncology	13,550	14,940	(9.3)%			27,507	27,194	1.2%
	$78,280	$72,770	7.6%	0.1%	7.7%	$155,251	$142,986	8.6%	0.4%	9.0%
	—	—

Net Sales by Geography
United States	$65,350	$60,684	7.7%			$129,814	$114,792	13.1%
International	12,930	12,086	7.0%	0.8%	7.8%	25,437	28,194	(9.8)%	2.0%	(7.8)%
	$78,280	$72,770	7.6%	0.1%	7.7%	$155,251	$142,986	8.6%	0.4%	9.0%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30, 2021	May 31, 2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$34,291	$48,161
Accounts receivable, net	38,205	35,405
Inventories	48,183	48,614
Prepaid expenses and other	11,506	8,699
Total current assets	132,185	140,879
Property, plant and equipment, net	43,090	37,073
Other assets	12,119	13,193
Intangible assets, net	165,000	168,977
Goodwill	201,709	201,316
Total assets	$554,103	$561,438
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$24,191	$19,630
Accrued liabilities	27,715	35,459
Other current liabilities	2,569	2,495
Total current liabilities	54,475	57,584
Long-term debt	25,000	20,000
Deferred income taxes	17,994	19,955
Contingent consideration	16,540	15,741
Other long-term liabilities	7,726	8,701
Total liabilities	121,735	121,981
Stockholders' equity	432,368	439,457
Total Liabilities and Stockholders' Equity	$554,103	$561,438

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	Nov 30, 2021	Nov 30, 2020	Nov 30, 2021	Nov 30, 2020
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(8,351)	$(4,268)	$(15,323)	$(8,536)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,279	6,436	14,276	13,013
Non-cash lease expense	607	599	1,209	1,265
Stock based compensation	3,008	2,387	5,437	4,251
Change in fair value of contingent consideration	609	184	804	(473)
Deferred income taxes	(569)	(933)	(2,259)	(1,553)
Change in accounts receivable allowances	60	(431)	16	29
Fixed and intangible asset impairments and disposals	67	90	97	180
Other	(32)	202	(78)	(230)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,886)	425	(2,922)	(2,281)
Inventories	1,148	3,281	478	10,528
Prepaid expenses and other	(830)	(2,764)	(4,184)	(6,323)
Accounts payable, accrued and other liabilities	1,831	6,240	(4,514)	(3,847)
Net cash (used in) provided by operating activities	1,941	11,448	(6,963)	6,023
Cash flows from investing activities:
Additions to property, plant and equipment	(1,131)	(1,361)	(2,152)	(3,185)
Additions to placement and evaluation units	(2,718)	—	(7,189)	—
Cash paid in acquisition	—	—	(3,600)	—
Net cash used in investing activities	(3,849)	(1,361)	(12,941)	(3,185)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	—	—	5,000	—
Proceeds from exercise of stock options and employee stock purchase plan	942	(10)	1,388	481
Net cash provided by financing activities	942	(10)	6,388	481
Effect of exchange rate changes on cash and cash equivalents	(215)	19	(354)	271
(Decrease) increase in cash and cash equivalents	(1,181)	10,096	(13,870)	3,590
Cash and cash equivalents at beginning of period	35,472	47,929	48,161	54,435
Cash and cash equivalents at end of period	$34,291	$58,025	$34,291	$58,025